EXHIBIT 16


PRICEWATERHOUSECOOPERS
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                                                 PRICEWATERHOUSECOOPERS
                                                 1 Embankment Place
                                                 London WC2N 6NN
                                                 Telephone + 44 (0) 171 583 5000
                                                 Facsimile + 44 (0) 171 822 4652


August 9, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries (copy attached), which we understand will be filed with the Commission as part of the Company's registration statement. We agree with the statements concerning our Firm in such registration statement, except that we have no basis to comment on the statements made in the first and fifth paragraphs.

Very truly yours,

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers


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PRICEWATERHOUSECOOPERS




CHANGE IN CERTIFYING ACCOUNTANT OF TXU EUROPE LIMITED

          On August 6, 1999, based upon the recommendation of its Audit Committee, the Board of Directors of TXU Europe Limited voted to appoint Deloitte & Touche as the principal accountants for TXU Europe Limited and its subsidiaries for the year ended December 31, 1999. TXU Europe Limited chose not to continue the engagement of PricewaterhouseCoopers, its former principal accountants. The decision by TXU Europe Limited to change principal accountants was made in order to align the principal accountants of TXU Europe Limited with those of TXU Corp. Deloitte & Touche LLP have been the principal accountants for TXU Corp and its predecessors since 1945.

          No report of PricewaterhouseCoopers on TXU Europe Limited's financial statements, including the period from formation, February 5, 1998, through December 31, 1998, contained any adverse opinion or disclaimer of opinion, nor was any report qualified in any manner.

          During the period from formation through December 31, 1998 and the period from January 1, 1999 to August 6, 1999, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During this period, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the Securities Act.

          TXU Europe Limited requested and received from PricewaterhouseCoopers a letter dated August 9, 1999 addressed to the SEC stating that it agreed with the above statements for the period from formation through December 31, 1998 and the period from January 1, 1999 to August 6, 1999.

          On August 6, 1999, TXU Europe Limited engaged Deloitte & Touche as its principal accountants to audit the financial statements for the year ending December 31, 1999. TXU Europe Limited has not consulted Deloitte & Touche regarding any of the matters or events listed in Item 304(a)(2)(i) and (ii) of Regulation S-K of the Securities Act. TXU Corp had routine discussions with Deloitte & Touche LLP concerning the application of accounting principles and other matters primarily relating to the application of purchase accounting principles to the consolidated financial statements of TXU Corp. TXU Corp and Deloitte & Touche LLP do not believe that these discussions constitute consultations within the context of Item 304(a)(2) of Regulation S-K.


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